                             $100,000,000 TERM LOAN

                                CREDIT AGREEMENT

                                  dated as of

                                August 12, 1996

                                     among


                            SPRINGS INDUSTRIES, INC.

                            The Banks Listed Herein

                                      and

                        WACHOVIA BANK OF GEORGIA, N.A.,
                                    as Agent

TABLE OF CONTENTS

CREDIT AGREEMENT



ARTICLE I

DEFINITIONS

SECTION 1.01.    Definitions

SECTION 1.02.    Accounting Terms and Determinations

SECTION 1.03.    References

SECTION 1.04.    Use of Defined Terms

SECTION 1.05.    Terminology

ARTICLE II

THE CREDITS

SECTION 2.01.    Commitments to Lend

SECTION 2.02.    Method of Borrowing Loans

SECTION 2.03.    Notes

SECTION 2.04.    Maturity of Loans

SECTION 2.05.    Interest Rates

SECTION 2.06.    Fees

SECTION 2.07.    Optional Prepayments

SECTION 2.08.    Mandatory Prepayments

SECTION 2.09.    General Provisions as to Payments

SECTION 2.10.    Computation of Interest and Fees

ARTICLE III

CONDITIONS TO CLOSING AND ALL SUBSEQUENT BORROWINGS

SECTION 3.01.    Conditions to Closing

SECTION 3.02.    Conditions to All Borrowings

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.    Corporate Existence and Power

SECTION 4.02.    Corporate and Governmental Authorization; No Contravention

SECTION 4.03.    Binding Effect

SECTION 4.04.    Financial Information

SECTION 4.05.    No Litigation

SECTION 4.06.    Compliance with ERISA

SECTION 4.07.    Compliance with Laws; Payment of Taxes

SECTION 4.08.    Subsidiaries

SECTION 4.09.    Investment Company Act

SECTION 4.10.    Public Utility Holding Company Act

SECTION 4.11.    Ownership of Property; Liens

SECTION 4.12.    No Default

SECTION 4.13.    Full Disclosure

SECTION 4.14.    Environmental Matters

SECTION 4.15.    Capital Stock

SECTION 4.16.    Margin Stock

SECTION 4.17.    Insolvency

SECTION 4.18.    Insurance

ARTICLE V

COVENANTS

SECTION 5.01.    Information

SECTION 5.02.    Inspection of Property, Books and Records

SECTION 5.03.    Leverage Ratio





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

SECTION 5.04.    Ratio of Consolidated Debt to Consolidated Total Tangible
                 Capital

SECTION 5.05.    Minimum Consolidated Tangible Net Worth

SECTION 5.06.    Restricted Payments

SECTION 5.07.    Loans or Advances

SECTION 5.08.    Investments

SECTION 5.09.    Negative Pledge

SECTION 5.10.    Maintenance of Existence

SECTION 5.11.    Dissolution

SECTION 5.12.    Consolidations, Mergers and Sales of Assets

SECTION 5.13.    Use of Proceeds

SECTION 5.14.    Compliance with Laws; Payment of Taxes

SECTION 5.15.    Insurance

SECTION 5.16.    Change in Fiscal Year

SECTION 5.17.    Maintenance of Property

SECTION 5.18.    Environmental Notices

SECTION 5.19.    Environmental Matters

SECTION 5.20.    Environmental Release

SECTION 5.21.    Transactions with Affiliates

SECTION 5.22.    Election to Become Guarantors; Release of Guarantors to be
                 Sold

ARTICLE VI

DEFAULTS

SECTION 6.01.    Events of Default

SECTION 6.02.    Notice of Default


ARTICLE VII

THE AGENT

SECTION 7.01.    Appointment; Powers and Immunities

SECTION 7.02.    Reliance by Agent

SECTION 7.03.    Defaults

SECTION 7.04.    Rights of Agent as a Bank

SECTION 7.05.    Indemnification

SECTION 7.06     Consequential Damages

SECTION 7.07.    Payee of Note Treated as Owner

SECTION 7.08.    Nonreliance on Agent and Other Banks

SECTION 7.09.    Failure to Act

SECTION 7.10.    Resignation or Removal of Agent

ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

SECTION 8.01.    Basis for Determining Interest Rate Inadequate or Unfair

SECTION 8.02.    Illegality

SECTION 8.03.    Increased Cost and Reduced Return

SECTION 8.04.    Base Rate Loans Substituted for Affected Euro-Dollar Loans

SECTION 8.05.    Compensation

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.    Notices

SECTION 9.02.    No Waivers

SECTION 9.03.    Expenses; Documentary Taxes

SECTION 9.04.    Indemnification

SECTION 9.05.    Setoff; Sharing of Setoffs

SECTION 9.06.    Amendments and Waivers

SECTION 9.07.    No Margin Stock Collateral

SECTION 9.08.    Successors and Assigns

SECTION 9.09.    Confidentiality

SECTION 9.10.    Representation by Banks

SECTION 9.11.    Obligations Several

SECTION 9.12.    Georgia Law

SECTION 9.13.    Severability

SECTION 9.14.    Interest

SECTION 9.15.    Interpretation

SECTION 9.16.    Waiver of Jury Trial; Consent to Jurisdiction

SECTION 9.17.    Counterparts

SECTION 9.18.    Source of Funds -- ERISA

Consolidations, Mergers and Sales of Assets





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



EXHIBIT A        Form of Note

EXHIBIT B        Form of Opinion of Counsel for the Borrower

EXHIBIT C        Form of Opinion of Special Counsel for the Agent

EXHIBIT D        Form of Assignment and Acceptance

EXHIBIT E        Form of Notice of Borrowing

EXHIBIT F        Form of Compliance Certificate

EXHIBIT G        Form of Closing Certificate

EXHIBIT H        Form of Funding Indemnification Letter

EXHIBIT I        Form of Guaranty

EXHIBIT J        Form of Contribution Agreement


Schedule 4.04    Financial Information Disclosures

Schedule 4.06    ERISA

Schedule 4.08    Subsidiaries

Schedule 4.14    Environmental Matters

CREDIT AGREEMENT


                 CREDIT AGREEMENT dated as of August 12, 1996, among SPRINGS INDUSTRIES, INC., the BANKS listed on the signature pages hereof and WACHOVIA BANK OF GEORGIA, N.A., as Agent.

                 The parties hereto agree as follows:


ARTICLE I

DEFINITIONS

                 SECTION 1.01. Definitions.  The terms as defined in this
Section 1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

                 "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

                 "Affiliate" of any relevant Person means (i) any Person that directly, or indirectly through one or more intermediaries, controls the relevant Person (a "Controlling Person"), (ii) any Person (other than the relevant Person or a Subsidiary of the relevant Person) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary of the relevant Person) of which the relevant Person owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                 "Agent" means Wachovia Bank of Georgia, N.A., a national banking association organized under the laws of the United States of America, in its capacity as agent for the Banks hereunder, and its successors and permitted assigns in such capacity.

                 "Agent's Letter Agreement" means that certain letter agreement, dated as of June 12, 1996, between the Borrower and the Agent relating to the structure of the Loans, and certain fees from time to time payable by the Borrower to the Agent, together with all amendments and supplements thereto. The Agent's Letter Agreement shall not survive the execution and delivery of this Agreement, except for purposes of determining fees pursuant to
Section 2.06(b).

                 "Agreement" means this Credit Agreement, together with all amendments and supplements hereto.

                 "Amortization Date" means the date which is 364 days after the Closing Date, unless such date is not a Domestic Business Day, in which event such date shall be the Domestic Business Day immediately preceding such date.

                 "Applicable Margin" has the meaning set forth in Section
2.05(a).

                 "Assignee" has the meaning set forth in Section 9.08(c).

                 "Assignment and Acceptance" means an Assignment and Acceptance executed in accordance with Section 9.08(c) in the form attached hereto as Exhibit D.

                 "Authority" has the meaning set forth in Section 8.02.

                 "Bank" means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

                 "Base Rate" means for any Base Rate Loan for any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

                 "Base Rate Loan" means a Loan to be made as a Base Rate Loan pursuant to the applicable Notice of Borrowing, Section 2.02(e), or Article VIII, as applicable.

                 "Borrower" means Springs Industries, Inc., a South Carolina corporation, and its successors and its permitted assigns.

                 "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by all of the Banks, pursuant to Article
II. A Borrowing is a "Base Rate Borrowing" if such Loans are Base Rate Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans. Each Borrowing pertaining to a Term Loan Advance after the Drawdown Date for such Term Loan Advance is a "Refunding Borrowing", and shall consist only of Refunding Loans.

                 "Capital Stock" means any nonredeemable capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

                 "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. and its implementing regulations and amendments.

                 "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

                 "Change of Law" shall have the meaning set forth in Section
8.02.

                 "Closing Certificate" has the meaning set forth in Section 3.01(e).

                 "Closing Date" means August 12, 1996.

                 "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

                 "Close Family Interests" means Anne Springs Close and members of her family, the Close Family Trusts, The Springs Company and Central Reassurance Corporation.

                 "Commitment" means, with respect to each Bank, the commitment of each Bank to make Term Loan Advances in the aggregate amount set forth opposite the name of such Bank on the signature pages hereof.

                 "Compliance Certificate" has the meaning set forth in Section 5.01(c).

                 "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

                 "Consolidated Interest Expense" for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

                 "Consolidated Net Income" means, for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined in accordance with GAAP on a consolidated basis, but excluding (i) extraordinary items and (ii) any gains resulting from a write-up of assets, or any earnings of any Person acquired by the Borrower or any Consolidated Subsidiary in a pooling of interests for any Fiscal Year prior to the Fiscal Year of the date of measurement.

                 "Consolidated Net Income Available for Restricted Payments" means, on any date, an amount equal to the sum of: (i) $40,000,000; plus (or minus, in case of a deficit) (ii) 100% of Consolidated Net Income for the period (taken as one accounting period) commencing on April 1, 1995 and terminating at the end of the last Fiscal Quarter preceding the date of any proposed Restricted Payment; less (iii) the aggregate amount of all Dividends paid or declared after April 1, 1995, by the Borrower on any of its Capital Stock; and less (iv) the excess of (A) the aggregate amount expended, directly or indirectly, after April 1, 1995, for redemption, purchase, retirement or other acquisition of any shares of its Capital Stock over (B) the aggregate amount received after April 1, 1995, from sales of Capital Stock.

                 "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

                 "Consolidated Tangible Net Worth" means, at any time, Stockholders' Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

                          (A)     Any surplus resulting from any write-up of
assets subsequent to January 1, 1994;

                          (B)     All assets which would be treated as
intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

                          (C)     To the extent not included in (B) of this
definition, any amount at which shares of Capital Stock of the Borrower appear as an asset on the balance sheet of the Borrower and its Consolidated Subsidiaries; and

                          (D)     Loans or advances to stockholders, directors,
officers or employees.

                 "Consolidated Total Tangible Capital" means, at any time, the sum of (i) Consolidated Tangible Net Worth, and (ii) Consolidated Debt, provided that for purposes of this definition only, in determining Consolidated Debt, clauses (vii), (viii) and

(ix) of the definition of Debt contained in this Agreement shall be disregarded.

                 "Contribution Agreement" means the Contribution Agreement of even date herewith in substantially the form of Exhibit "J" to be executed by the Borrower and each of the Guarantors.

                 "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

                 "Debt" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a standby (but not commercial) letter of credit or similar instrument (but excluding such reimbursement obligations pertaining to any variable rate demand bond while they remain contingent due to there having been no presenting and honoring of a draft under any such letter of credit or similar instrument), (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

                 "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                 "Default Rate" means, with respect to any Loan, on any day, the sum of 2% plus the then highest interest rate (including the Applicable Margin) which may be applicable to any Loans hereunder (irrespective of whether any such type of Loans are actually outstanding hereunder).

                 "Dividends" means for any period the sum of all dividends or other distributions paid or declared during such period in respect of any Capital Stock and Redeemable Preferred

Stock (other than dividends or other distributions paid or payable in the form of additional Capital Stock).

                 "Dollars" or "$" means dollars in lawful currency of the United States of America.

                 "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Georgia or North Carolina are authorized by law to close.

                 "Domestic Subsidiary" means any Subsidiary created under the laws of the United States of America or any state thereof.

                 "Drawdown Date", with respect to any Term Loan Advance, has the meaning set forth in Section 2.01.

                 "EBITDA" means the sum of the following, calculated on a consolidated basis in accordance with GAAP for the Borrower and its Consolidated Subsidiaries at the end of each Fiscal Quarter for such Fiscal Quarter and the 3 immediately preceding Fiscal Quarters: (i) Consolidated Net Income; plus (ii) income taxes; plus (iii) Consolidated Interest Expense; plus
(iv) depreciation and amortization expense; and (v) other non-cash charges.

                 "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

                 "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower or any Subsidiary required by any Environmental Requirement.

                 "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

                 "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

                 "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any written Environmental Requirement, including without limitation any complaints, citations, demands or requests from any

Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

                 "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

                 "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

                 "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

                 "Euro-Dollar Business Day" means any Domestic Business Day on which dealings in Dollar deposits are carried out in the London interbank market.

                 "Euro-Dollar Loan" means a Loan to be made as a Euro-Dollar Loan pursuant to the applicable Notice of Borrowing.

                 "Euro-Dollar Reserve Percentage" has the meaning set forth in
Section 2.05(c).

                 "Event of Default" has the meaning set forth in Section 6.01.

                 "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions, as determined by the Agent.

                 "Fifth Amortization Date Anniversary" means the date which is the fifth anniversary of the Amortization Date.

                 "Fiscal Quarter" means any fiscal quarter of the Borrower.

                 "Fiscal Year" means any fiscal year of the Borrower.

                 "Foreign Subsidiary" means any Subsidiary which is not a Domestic Subsidiary.

                 "Funding Indemnification Letter" means a letter from the Borrower to the Agent substantially in the form of Exhibit H, pursuant to which
(i) the Banks and the Borrower shall agree upon the interest rates, amount of Borrowing and Interest Periods for each portion of the initial funding on the initial Drawdown Date of the Term Loan Advance to be made on such date which is to constitute a Euro-Dollar Loan, and (ii) the Borrower shall indemnify the Banks from any loss or expense arising from the failure to close on the anticipated Closing Date identified in such letter or the failure to borrow such Euro-Dollar Loan on such date, unless such failure is caused solely by the Banks' breach of this Agreement.

                 "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

                 "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

                 "Guarantors" means any one or more or all of the following, as the context shall require: (i) Springs Window Fashions Division, Inc., a Delaware corporation, and Dundee Mills, Incorporated, a Georgia corporation; and (ii) any Domestic Subsidiary which elects to become a Guarantor pursuant to
Section 5.22; in each case subject to the provisions of the last sentence of
Section 5.22.

                 "Guaranty" means the Guaranty Agreement of even date herewith in substantially the form of Exhibit "I" to be executed by the Guarantors, unconditionally and jointly and severally Guaranteeing payment of the Loans, the Notes and all other obligations of the Borrower to the Agent and the Banks hereunder, including without limitation all principal, interest, fees, costs, and compensation and indemnification amounts.

                 "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof, or (d) pesticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

                 "Installment Payment Date" means, for each Term Loan Advance, the date which is three years and three months after the Amortization Date, and each date and each anniversary thereof which is three, six, nine and twelve months thereafter, and on the same day of the month as such date (or on the first Domestic Business Day thereafter, if such day of the month is not a Domestic Business Day).

                 "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the first, second, third or sixth month thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

                 (a) any Interest Period (subject to paragraph (c below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall, subject to paragraph (c) below, end on the last Euro-Dollar Business Day of the appropriate subsequent calendar month; and

                 (c) no Interest Period may be selected which begins before the Maturity Date and would otherwise end after the Maturity Date.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending 30 days thereafter; provided that:

                 (a) any Interest Period (subject to paragraph (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

                 (b) no Interest Period which begins before the Maturity Date and would otherwise end after the Maturity Date may be selected.

                 "Investment" means any investment in any Person other than a Subsidiary, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.

                 "Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Bank may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

                 "Leverage Ratio" means the ratio of Consolidated Debt to EBITDA.

                 "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

                 "Loan" means a Term Loan Advance, and also means a Base Rate Loan or Euro-Dollar Loan, and "Loans" means the Term Loan Advances and the Term Loans, and also means Base Rate Loans or Euro-Dollar Loans, or any one or more or all of them, as the context shall require.

                 "Loan Documents" means this Agreement, the Notes, the Contribution Agreement (insofar as it relates to the Borrower), any other document evidencing, relating to or securing the Loans, and any other document or instrument delivered from time to time in connection with this Agreement, the Notes or the Loans, as such documents and instruments may be amended or supplemented from time to time.

                 "London Interbank Offered Rate" has the meaning set forth in
Section 2.05(c).

                 "Margin Stock" means "margin stock" as defined in Regulations G, T, U or X.

                 "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of the Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Banks under the Loan Documents, or the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, as applicable, or (c) the legality, validity or enforceability of any Loan Document.

                 "Maturity Date" means, for all Loans, the Domestic Business Day immediately preceding the date which is ten years after the Amortization Date.

                 "Multiemployer Plan" shall have the meaning set forth in
Section 4001(a)(3) of ERISA.

                 "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes, for such period, as determined in accordance with GAAP.

                 "Net Proceeds of Capital Stock" means any proceeds received by the Borrower or a Consolidated Subsidiary in respect of the issuance of Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with the issuance of such Capital Stock.

                 "Notes" means the promissory notes of the Borrower, substantially in the form of Exhibit A-1, evidencing the obligation of the Borrower to repay the Loans, together with all amendments, consolidations, modifications, renewals and supplements thereto.

                 "Notice of Borrowing" has the meaning set forth in Section
2.02.

                 "Operating Profits" means, as applied to any Person for any period, the operating income of such Person for such period, as determined in accordance with GAAP.

                 "Participant" has the meaning set forth in Section 9.08(b).

                 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

                 "Performance Pricing Determination Date" has the meaning set forth in Section 2.05(a).

                 "Person" means an individual, a corporation, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

                 "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

                 "Prime Rate" refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

                 "Properties" means all real property owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

                 "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

                 "Refunding Loan" means a new Loan made on the day on which an outstanding Loan is maturing or a Base Rate Borrowing is being converted to a Euro-Dollar Borrowing.

                 "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

                 "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate outstanding principal amount of the sum of the Loans, or if there are no Loans outstanding, of the Commitments.

                 "Restricted Payment" means (i) any Dividend on any shares of the Borrower's Capital stock or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's Capital Stock (except shares acquired upon the conversion thereof into other shares of its Capital Stock) or (b) any option, warrant or other right to acquire shares of the Borrower's Capital Stock.

                 "Stockholders' Equity" means, at any time, the shareholders' equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

                 "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

                 "Taxes" has the meaning set forth in Section 2.09(c).

                 "Term Loan" means the term loans to be made by each Bank hereunder in the amount of its Commitment, which may consist of up to 3 Term Loan Advances, and "Term Loans" means, collectively, the Term Loans of all of the Banks.

                 "Term Loan Advance" means any initial advance of funds by the Banks constituting part of the Term Loans, pursuant to Section 2.01.

                 "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

                 "Transferee" has the meaning set forth in Section 9.08(d).

                 "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits, determined on an accumulated benefit obligation basis, under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

                 "Unused Commitment" means at any date, with respect to any Bank, an amount equal to its Commitment less the aggregate outstanding principal amount of its Loans.

                 "Wachovia" means Wachovia Bank of Georgia, N.A., a national banking association, and its successors.

                 "Wholly Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

                 SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement or any of the other Loan Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Banks shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01 hereof, shall mean the financial statements referred to in Section 4.04).

                 SECTION 1.03. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other Subdivisions are references to articles, exhibits, schedules, sections and other subdivisions hereof.

                 SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

                 SECTION 1.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.



ARTICLE II

THE CREDITS

                 SECTION 2.01. Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth herein, upon not less than 3 Euro-Dollar Business Days (or 2 Domestic Business Days, in the case of a Base Rate Borrowing) prior written notice (which shall be irrevocable), to make up to 3 Term Loan Advances to the Borrower in an aggregate amount up to the amount of the Commitment on a date specified in such notice (such date of any Term Loan Advance being the "Drawdown Date" for such Term Loan Advance), which Drawdown Date must (i) be a Euro-Dollar Business Day (or a Domestic Business Day, in the case of a Base Rate Borrowing), and (ii) occur before the date which is 364 days after the Closing Date, and thereafter to make Refunding Loans from time to time before the Maturity Date. Upon the funding of 3 Term Loan Advances or a lesser number of Term Loan Advances in an aggregate amount equal to the aggregate Commitments, whichever is applicable, the Commitments shall terminate. The principal amount of each Term Loan Advance shall be repaid in 27 consecutive quarterly installments, each in an amount equal to 3.571428% of the original principal amount of such Term Loan Advance, on each Installment Payment Date, with a final payment of all outstanding principal and all accrued and unpaid interest on the Maturity Date for such Term Loan Advance. Principal amounts repaid on Installment Payment Dates may not be reborrowed, except as Refunding Loans. Each Refunding Borrowing under this Section shall be in an aggregate principal amount of (i) $2,500,000 or more, in the case of Euro-Dollar Loans, and (ii) 2,000,000 or more, in the case of Base Rate Loans, and in each case shall be made from the several Banks ratably in proportion to their respective Loans outstanding.

                 SECTION 2.02. Method of Borrowing Loans. (a) If the Borrower desires that any portion of the initial Term Loan Advance be made as Euro-Dollar Loans on the Drawdown Date, the Borrower shall execute and deliver to the Agent a Funding Indemnification Letter and the Banks and the Borrower shall agree on the interest rates, amounts and Interest Periods with respect thereto not later than 3 Euro-Dollar Business Days prior to the Drawdown Date for such initial Term Loan Advance. If and to the extent that no Funding Indemnification Letter has been so delivered or such agreement as to interest rates, amounts and Interest Periods has not been reached within such time, the funding of the initial Term Loan Advance, as well as all subsequent Term Loan Advances and all Refunding Loans, shall be made as provided below. The Borrower shall give the Agent notice (a "Notice of Borrowing"), which shall be substantially in the form of Exhibit E (unless such Borrowing consists solely of a Refunding Loan, in which case such notice may be telephonic), prior to 11:00 A.M. (Atlanta, Georgia time) at least 1 Domestic Business Day before each Base Rate Borrowing and at least 3 Euro-Dollar Business Days before each Euro-Dollar Borrowing, specifying:

                 (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

                 (ii)     the aggregate amount of such Borrowing,

                 (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, and

                 (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                 (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing, once received by the Agent, shall not thereafter be revocable by the Borrower.

                 (c) Not later than 11:00 A.M. (Atlanta, Georgia time) on the date of each Borrowing, each Bank shall (except as provided in paragraph (d) of this Section) (x) as to the initial funding of any Term Loan Advance on the Drawdown Date for such Term Loan Advance, make available its ratable share of such Borrowing, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address determined pursuant to Section 9.01, and
(y) as to all Refunding Loans, make available (by and through the Agent) the amount of the new Loan by setoff against the amount of the maturing Loan. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address, or effect such setoff, as applicable. Unless the Agent receives notice from a Bank, at the Agent's address referred to in or specified pursuant to Section 9.01, no later than 4:00 P.M. (local time at such address) on the Domestic Business Day before the date of a Borrowing stating that such Bank will not make a Loan in connection with such Borrowing, the Agent shall be entitled to assume that such Bank will make a Loan in connection with such Borrowing and, in reliance on such assumption, the Agent may (but shall not be obligated to) (A) as to the initial funding of any Term Loan Advance on the Drawdown Date for such Term
Loan Advance, make available such Bank's ratable share of such Borrowing to the Borrower for the account of such Bank, or (B) as to all Refunding Loans, effect the setoff; provided, that the Agent may elect instead to have such funding made available by Wachovia, and Wachovia hereby agrees to make such funding. If the Agent or Wachovia makes such Bank's ratable share available to the Borrower on the Drawdown Date and such Bank does not in fact make its ratable share of such Borrowing available on such date, the Agent or Wachovia, as the case may be, shall be entitled to recover such Bank's ratable share from such Bank, together with interest thereon for each day during the period from the date of such Borrowing until such sum shall be paid in full at a rate per annum equal to the rate at which the Agent determines that it obtained (or could have obtained) overnight Federal funds to cover such amount for each such day during such period, provided that (i) any such payment by Wachovia of such Bank's ratable share and interest thereon shall be without prejudice to any rights that the Borrower may have against such Bank and (ii) until such Bank has paid its ratable share of such Borrowing, together with interest pursuant to the foregoing, it will have no interest in or rights with respect to such Borrowing for any purpose hereunder (but Wachovia shall have such interest and rights, if it has made such funding available).

                 (d) Notwithstanding anything to the contrary contained in this Agreement, no Euro-Dollar Borrowing may be made if there shall have occurred a Default or an Event of Default, which Default or Event of Default shall not have been cured or waived.

                 (e) In the event that a Notice of Borrowing fails to specify whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans, such Loans shall be made as Base Rate Loans. If the Borrower is otherwise entitled under this Agreement to repay any Loans maturing at the end of an Interest Period applicable thereto with the proceeds of a new Borrowing, and the Borrower fails to repay such Loans using its own moneys and fails to give a Notice of Borrowing in connection with such new Borrowing, a new Borrowing shall be deemed to be made on the date such Loans mature in an amount equal to the principal amount of the Loans so maturing, and the Loans comprising such new Borrowing shall be Base Rate Loans.

                      SECTION 2.03. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Lending Office in an amount equal to the original principal amount of such Bank's Commitment.

         (b) Upon receipt of each Bank's Notes pursuant to Section 3.01, the Agent shall deliver such Notes to such Bank. Each Bank shall record, and prior to any transfer of its Notes shall endorse on the schedules forming a part thereof appropriate notations to evidence, each Term Loan Advance and the Drawdown Date therefor, and the date, amount and maturity of, and effective interest rate for, each Loan made by it, the date and amount of each payment of principal made by the Borrower with respect thereto, and such schedules of each such Bank's Notes shall constitute rebuttable presumptive evidence of the respective principal amounts owing and unpaid on such Bank's Notes; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligation of the Borrower hereunder or under the Notes or the ability of any Bank to assign its Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

                 SECTION 2.04. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing, subject to the Borrower's right to obtain Refunding Loans pursuant hereto for amounts not required to be paid on the Installment Payment Dates.

                 SECTION 2.05. Interest Rates.  (a) "Applicable Margin" means:

         (i) for the period from the Closing Date until the first Performance Pricing Determination Date which occurs after the Closing Date, (x) for the Base Rate 0.0%, and (y) for the Euro-Dollar Rate 0.3125%.

         (ii) for the period from and after the first Performance Pricing Determination Date which occurs after the Closing Date until but not including the Fifth Amortization Date Anniversary, for each type of Loan, the percentage determined on each Performance Pricing Determination Date by reference to the tables set forth below as to such type of Loan and the Leverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date:

         Leverage Ratio           Base Rate              Euro-Dollar Rate
         --------------           ---------              ----------------
           >4.0 to 1.0             0.0%                      0.625%

           >3.50 to 1.0 but
           [4.0 to 1.0             0.0%                      0.5%

           [3.50 to 1.0             0.0%                     0.3125%

         (iii) from and after the Fifth Amortization Date Anniversary, for each type of Loan, the percentage determined on each Performance Pricing Determination Date (beginning with the first Performance Pricing Determination Date which occurs after the Fifth Amortization Date Anniversary) by reference to the tables set forth below as to such type of Loan and the Leverage Ratio for the quarterly or annual period ending immediately prior to such Performance Pricing Determination Date:

         Leverage Ratio           Base Rate            Euro-Dollar Rate
         --------------           ---------            ----------------
           >4.0 to 1.0              0.0%                   0.75%

           >3.50 to 1.0 but
           [4.0 to 1.0              0.0%                   0.625%

           [3.50 to 1.0             0.0%                   0.4375%


         In determining interest for purposes of this Section 2.05, the Borrower and the Banks shall refer to the Borrower's most recent consolidated quarterly and annual (as the case may be) financial statements referred to in
Section 4.04(a) or delivered pursuant to Section 5.01(a) or (b), as the case may be. If such financial statements require a change in interest pursuant to this Section 2.05, the Borrower shall deliver to the Agent, along with such financial statements, a notice to that effect, which notice shall set forth in reasonable detail the calculations establishing the required change.

         The date of delivery of such financial statements and notice is the "Performance Pricing Determination Date." Any such required change in interest shall become effective on each Performance Pricing Determination Date which requires such change, except that any change required on the first Performance Pricing Determination Date which occurs after the Fifth Amortization Date Anniversary shall become effective on the Fifth Amortization Date Anniversary (and if the Borrower has paid any interest or fees during the period from the Fifth Amortization Date Anniversary to the first Performance Pricing Determination Date which occurs after the Fifth Amortization Date Anniversary, the Borrower shall pay to the Agent, for the account of the Banks, as to interest, and for the account of the Agent, as to fees, an amount equal to the difference in the interest or fees accrued through the last date of such payment at such increased rate and the amount of interest or fees actually paid on the last date of such payment), and any such change required on any Performance Pricing Determination Date shall be in effect until the next Performance Pricing Determination Date, provided that:

(i) for Euro-Dollar Loans, changes in interest shall only be effective for Interest Periods commencing on or after the Performance Pricing Determination Date; and (ii) no interest shall be decreased pursuant to this Section 2.05 if a Default is in existence on the Performance Pricing Determination Date.

                 (b) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by applicable law, overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                 (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate for such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 3 months, at intervals of 3 months after the first day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate.

                 The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable London Interbank Offered Rate for such Interest Period by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                 The "London Interbank Offered Rate" applicable to any Euro-Dollar Loan means for the Interest Period of such Euro-Dollar Loan, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of such Euro-Dollar Loan offered for a term comparable to such Interest Period, which rates appear on the Telerate Screen Page 3750 (or any successor page therefor published on the Telerate Screen) as of 11:00 A.M., London time, 2 Euro-Dollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the "London Interbank Offered Rate" for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than 2 major banks in New York City, selected by the Agent, at approximately 10:00 A.M., New York City time, 2 Euro-Dollar Business Days prior to the first day of such Interest

Period, for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Euro-Dollar Loan.

                 "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                 (d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks by telecopier of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                 (e) After the occurrence and during the continuance of a Default, the principal amount of the Loans (and, to the extent permitted by applicable law, all accrued interest thereon) may, at the election of the Required Banks, bear interest at the Default Rate.

                 SECTION 2.06. Fees. (a) The Borrower shall pay to the Agent, for the ratable account of each Bank, upon each Term Loan Advance (other than merely as Refunding Loans), a funding fee in the amount of 0.125% of the aggregate amount of such Term Loan Advance.

                 (b) The Borrower shall pay to the Agent, for the ratable account of each Bank, a commitment fee, calculated on the average daily amount of the Unused Commitments, at the rate of 0.05% per annum. Such commitment fees shall accrue from and including the Closing Date to but excluding the date which is 365 days after the Closing Date and shall be payable on September 30, 1996, December 31, 1996, March 31, 1997, June 30, 1997, and on the date which is 364 days after the Closing Date, as applicable.

                 (c) The Borrower shall pay to the Agent, for the account and sole benefit of the Agent, such fees and other amounts at such times as set forth in the Agent's Letter Agreement.

                 SECTION 2.07. Optional Prepayments. (a) The Borrower may, upon at least (i) 1 Domestic Business Days' notice to the Agent, prepay any Base Rate Borrowing, and (ii) 3 Euro-Dollar Business Days' notice to the Agent, prepay any Euro-Dollar Borrowing, in each case in whole at any time or from time to time in part (subject, however, to the provisions of paragraph (b) below as to prepayments of Euro-Dollar Borrowings), in amounts aggregating at least $5,000,000 or any larger multiple of $1,000,000 by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied (A) to prepay ratably the Base Rate Loans of the several Banks included in such Base Rate Borrowing or the Euro-Dollar Loans of the several Banks included in such Euro-Dollar Borrowing, as applicable, and (B) to installments due on the Maturity Date and on Installment Payment Dates in the inverse order of maturity, and such amounts may not be reborrowed.

                 (b) The Borrower may prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the maturity thereof, subject to the payment of any compensation required by Section 8.05(a), if such payment is on a date other than the last day of an Interest Period for such Euro-Dollar Loan.

                 (c) Upon receipt of a notice of prepayment pursuant to this Section 2.07, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice, once received by the Agent, shall not thereafter be revocable by the Borrower.

                 SECTION 2.08. Mandatory Prepayments. If (i) the Close Family Interests shall own outstanding shares of the voting stock of the Borrower having less than 51% of the voting power on all matters; or (ii) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B);

then, in any such event, the Borrower shall prepay all outstanding principal and accrued and unpaid interest and fees immediately following receipt of a notice from the Agent (acting at the direction of the Required Banks) making demand therefor.

                 SECTION 2.09. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (Atlanta, Georgia time) on the date when due, in Federal or other funds immediately available in Atlanta, Georgia, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks.

                 (b) Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day.

                 (c) All payments of principal, interest and fees and all other amounts to be made by the Borrower pursuant to this Agreement with respect to any Loan or fee relating thereto shall be paid without deduction for, and free from, any tax, imposts, levies, duties, deductions, or withholdings of any nature now or at anytime hereafter imposed by any governmental authority or by any taxing authority thereof or therein excluding in the case of each Bank, taxes imposed on or measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, imposts, levies, duties, deductions or withholdings of any nature being "Taxes"). In the event that the Borrower is required by applicable law to make any such withholding or deduction of Taxes with respect to any Loan or fee or other amount, the Borrower shall pay such deduction or withholding to the applicable taxing authority, shall promptly furnish to any Bank in respect of which such deduction or withholding is made all receipts and other documents evidencing such payment and shall pay to such Bank additional amounts as may be necessary in order that the amount received by such Bank after the required withholding or other payment shall equal the amount such Bank would have received had no such withholding or other payment been made. If the Borrower fails to provide such original or certified copy of a receipt evidencing payment of Taxes, the Borrower hereby agrees to compensate such Bank for, and indemnify them with respect to, the tax consequences of the Borrower's failure to provide evidence of tax payments or tax exemption.

                 Each Bank which is not organized under the laws of the United States or any state thereof agrees, as soon as practicable after receipt by it of a request by the Borrower to do so, to file all appropriate forms and take other appropriate action to obtain a certificate or other appropriate document from the appropriate governmental authority in the jurisdiction imposing the relevant Taxes, establishing that it is entitled to receive payments of principal and interest under this Agreement and the Notes without deduction and free from withholding of any Taxes imposed by such jurisdiction; provided that if it is unable, for any reason, to establish such exemption, or to file such forms and, in any event, during such period of time as such request for exemption is pending, the Borrower shall nonetheless remain obligated under the terms of the immediately preceding paragraph.

                 In the event that the Borrower seeks a refund of any Taxes paid by the Borrower pursuant to this Section 2.09(c), the applicable Bank shall use its reasonable efforts to assist the Borrower in connection therewith, at the Borrower's expense. In the event any Bank receives a refund of any Taxes paid by the Borrower pursuant to this Section 2.09(c), it will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter it is required to return such refund, the Borrower shall promptly repay to it the amount of such refund.

                 Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and the Banks contained in this Section 2.09(c) shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions (i) shall be made based upon the circumstances of such Participant, Assignee or other Transferee, and (ii) constitute a continuing agreement and shall survive the termination of this Agreement and the payment in full or cancellation of the Notes.

                 SECTION 2.10. Computation of Interest and Fees. Interest on Base Rate Loans based on the Base Rate shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Interest on Base Rate Loans based on Euro-Dollar Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Fees payable under the Agent's Letter Agreement shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

ARTICLE III

CONDITIONS TO CLOSING AND ALL SUBSEQUENT BORROWINGS

                 SECTION 3.01. Conditions to Closing. The Closing Date hereunder shall not occur until receipt by the Agent of the following (as to the documents described in paragraphs (a),(c), (d) and (e) below, in sufficient number of counterparts for delivery of a counterpart to each Bank and retention of one counterpart by the Agent):

                 (a) from each of the parties hereto of either (i) a duly executed counterpart of this Agreement signed by such party or (ii) a facsimile transmission stating that such party has duly executed a counterpart of this Agreement and sent such counterpart to the Agent;

                 (b)      a duly executed Note;

                 (c) an opinion letter (together with any opinions of local counsel relied on therein) of the General Counsel or Associate General Counsel of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit B and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Bank may reasonably request;

                 (d) an opinion of Jones, Day, Reavis & Pogue, special counsel for the Agent, dated as of the Closing Date, substantially in the form of Exhibit C and covering such additional matters relating to the transactions contemplated hereby as the Agent may reasonably request;

                 (e) a certificate (the "Closing Certificate") substantially in the form of Exhibit G), dated as of the Closing Date, signed by a principal financial officer of the Borrower, to the effect that (i) no Default has occurred and is continuing on the Closing Date and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of the Closing Date;

                 (f) all documents which the Agent or any Bank may reasonably request relating to the existence of the Borrower and each Guarantor, the corporate authority for and the validity of this Agreement, the Notes, the Guaranty and the Contribution Agreement, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including, without limitation, a certificate of incumbency of the Borrower and each Guarantor, signed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower or such Guarantor authorized to execute and deliver the Loan Documents, or the Guaranty and the Contribution Agreement, as applicable, and certified copies of the following items: (i) the Borrower's and each Guarantor's Certificate of Incorporation, (ii) the Borrower's and each Guarantor's Bylaws, (iii) certificates of the Secretary of State of the State of South Carolina as to the good standing of the Borrower as a South Carolina corporation, and of the Secretary of State of Delaware as to the good standing of Springs Window Fashions Division, Inc. as a Delaware corporation, and of the Secretary of State of Georgia as to the good standing of Dundee Mills, Incorporated as a Georgia corporation and (iv) the action taken by the Board of Directors of the Borrower and each Guarantor authorizing the Borrower's and each Guarantor's execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which the Borrower is a party, and of the Guaranty and the Contribution Agreement by the Guarantors;

                 (g) the Guaranty and the Contribution Agreement, each duly executed by each of the Guarantors; and

                 (h) receipt of all fees required to be paid on the Closing Date pursuant to the Agent's Letter Agreement.

                 SECTION 3.02. Conditions to All Borrowings. The obligation of each Bank to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions except as expressly provided in the last sentence of this Section 3.02:

                 (a) receipt by the Agent of a Notice of Borrowing, unless all of the funding of the initial Term Loan Advance on the Drawdown Date for such Term Loan Advance is to consist of Euro-Dollars Borrowings, and a Funding Indemnification Letter shall have been received, and the requirements of the first sentence of Section 2.02(a) have been satisfied;

                 (b) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

                 (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement other than as set forth in Section 4.04(b) shall be true on and as of the date of such Borrowing; and

                 (d) the fact that, immediately after such Borrowing, the conditions set forth in clauses (i) and (ii) of Section 2.01 shall have been satisfied.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the truth and accuracy of the facts specified in paragraphs (b), (c) and (d) of this Section; provided that if such Borrowing consists solely of a Refunding Loan, such Borrowing shall not be deemed to be such a representation and warranty.


ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                 The Borrower represents and warrants that:

                 SECTION 4.01. Corporate Existence and Power. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where such lack of qualification would not have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                 SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower's corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                 SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally.

                 SECTION 4.04. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 30, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for the Fiscal Year then ended, reported on by Deloitte & Touche LLP, copies of which have been delivered to each of the Banks, and the unaudited consolidated financial statements of the Borrower for the interim period ended March 30, 1996, copies of which have been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated.

                 (b) Since December 30, 1995, there has been no event, act, condition or occurrence having a Material Adverse Effect. In reliance upon the information disclosed by the Borrower as set forth in Schedule 4.04 hereto, the Lenders acknowledge that the matters so disclosed in Schedule 4.04 shall not be construed as having a Material Adverse Effect.

                 SECTION 4.05. No Litigation. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could have a Material Adverse Effect or which in any manner draws into question the validity of or could impair the ability of the Borrower to perform its obligations under, this Agreement, the Notes or any of the other Loan Documents.

                 SECTION 4.06. Compliance with ERISA. (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code except where any such non-compliance would not result in a Material Adverse Effect, and, except as set forth in Schedule 4.06, have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

           (b) Except as set forth in Schedule 4.06, neither the Borrower nor any member of the Controlled Group has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such liability is expected to be incurred.

               SECTION 4.07. Compliance with Laws; Payment of Taxes. The Borrower and its Subsidiaries are in material compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate. United States income tax returns of the Borrower and its Subsidiaries have been examined and closed through the Fiscal Year ended 1989.

                 SECTION 4.08. Subsidiaries. Each of the Borrower's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to transact business in every jurisdiction where, by the nature of its business, such qualification is necessary, except where such lack of qualification would not have a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower has no Subsidiaries except for those Subsidiaries listed on Schedule 4.08, which accurately sets forth each such Subsidiary's complete name and jurisdiction of incorporation.

                 SECTION 4.09. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 SECTION 4.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

                 SECTION 4.11. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 5.09.

                 SECTION 4.12. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, which default could have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 SECTION 4.13. Full Disclosure. All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which could have or cause a Material Adverse Effect.

                 SECTION 4.14. Environmental Matters. (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could have or cause a Material Adverse Effect and, except as disclosed on Schedule 4.14, neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. Except as disclosed in Schedule 4.14, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                 (b) No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

                 (c) The Borrower, and each of its Subsidiaries and Affiliates, has procured all Environmental Authorizations necessary for the conduct of its business, and is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Borrower's, and each of its Subsidiary's and Affiliate's, respective businesses.

                 SECTION 4.15. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including, but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The issued shares of Capital Stock of the Borrower's Wholly Owned Subsidiaries are owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the issued shares of capital stock of each of the Borrower's other Subsidiaries (other than Wholly Owned

Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim.

                 SECTION 4.16. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation X.

                 SECTION 4.17. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement: (i) the Borrower will not (x) be "insolvent," within the meaning of such term as used in O.C.G.A. Section 18-2-22 or as defined in
Section 101 of the "Bankruptcy Code", or Section 2 of either the "UFTA" or the "UFCA", or as defined or used in any "Other Applicable Law" (as those terms are defined below), or (y) be unable to pay its debts generally as such debts become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 6 of the UFCA, or (z) have an unreasonably small capital to engage in any business or transaction, whether current or contemplated, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA; and (ii) the obligations of the Borrower under the Loan Documents and with respect to the Loans will not be rendered avoidable under any Other Applicable Law. For purposes of this Section 4.17, "Bankruptcy Code" means Title 11 of the United States Code, "UFTA" means the Uniform Fraudulent Transfer Act, "UFCA" means the Uniform Fraudulent Conveyance Act, and "Other Applicable Law" means any other applicable state law pertaining to fraudulent transfers or acts voidable by creditors, in each case as such law may be amended from time to time.

                 SECTION 4.18. Insurance. The Borrower and each of its Subsidiaries has (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

ARTICLE V

COVENANTS

                 The Borrower agrees that, so long as any Bank has any Loan outstanding hereunder or any amount payable hereunder or under any Note remains unpaid:

                 SECTION 5.01. Information. The Borrower will deliver to each of the Banks:

                 (a) as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Banks;

                 (b) as soon as available and in any event within 45 days after the end of each of the first 3 Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows as of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower;

                 (c) simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit F (a "Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.03 through 5.07, inclusive, and 5.09 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                 (d) simultaneously with the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention to cause them to believe that any Default existed on the date of such financial statements;

                 (e) within 5 Domestic Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                 (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                 (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

                 (h) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

                 (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

                 SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, at reasonable times and on reasonable notice, representatives of any Bank at such Bank's expense prior to the occurrence of a Default and at the Borrower's expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired.

                 SECTION 5.03. Leverage Ratio. The Leverage Ratio will not at any time exceed 4.5 to 1.00, calculated at the end of each Fiscal Quarter.

                 SECTION 5.04. Ratio of Consolidated Debt to Consolidated Total Tangible Capital. The ratio of Consolidated Debt to Consolidated Total Tangible Capital will not at any time exceed 0.5 to 1.00, calculated at the end of each Fiscal Quarter.

                 SECTION 5.05. Minimum Consolidated Tangible Net Worth. Consolidated Tangible Net Worth will at no time be less than $475,000,000, plus the sum of (i) 25% of the cumulative Consolidated Net Income of the Borrower and its Consolidated Subsidiaries for the period from April 1, 1995 through and including the last Fiscal Quarter just ended (taken as one accounting period), calculated quarterly but excluding from such calculations of Consolidated Net Income for purposes of this clause (i), any quarter in which the Consolidated Net Income of the Borrower and its Consolidated Subsidiaries is negative, (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after April 1, 1995, less the amount of any Capital Stock repurchased by the Borrower during any period after April 1, 1995 and (iii) 100% of the amount of any Debt converted to equity in the Borrower during any period after April 1, 1995, calculated quarterly.

                 SECTION 5.06. Restricted Payments. The Borrower will not declare or make any Restricted Payment during any Fiscal Year except from Consolidated Net Income Available for Restricted Payments; provided that after giving effect to the payment of any such Restricted Payments, the Borrower will be in full compliance with all of the provisions of this Agreement.

                 SECTION 5.07. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances to employees not exceeding $1,500,000 in the aggregate principal amount outstanding at any time, in each case made in the ordinary course of business and consistent with practices existing on April 1, 1995; and
(ii)
deposits required by government agencies or public utilities; (iii) loans and advances not in excess of an aggregate amount of $10,000,000 consisting of trade accounts receivable, the payment terms of which have been altered by virtue of the bankruptcy of the account debtor; (iv) loans and advances (a) from the Borrower to any Guarantor (b) from any Guarantor to any other Guarantor or (c) from any Subsidiary to the Borrower; (v) loans and advances from the Borrower to any Foreign Subsidiary not exceeding at any time an amount which, together with the aggregate amount of Investments in Foreign Subsidiaries permitted by clause (C) of Section 5.08, is equal to 15% of Consolidated Tangible Net Worth at such time; and (vi) other loans and advances, not exceeding at any time an amount which, together with the aggregate amounts of Investments permitted by clause (D) of Section 5.08, is equal to 10% of Consolidated Tangible Net Worth at such time; provided that after giving effect to the making of any loans, advances or deposits permitted by this Section, the Borrower will be in full compliance with all the provisions of this Agreement.

                 SECTION 5.08. Investments. Except for the existing Investments listed on Schedule 5.08, neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by
Section 5.07 and except (A) Investments in (i) direct obligations of the United States Government maturing within one year, (ii) certificates of deposit issued by a commercial bank whose credit is satisfactory to the Agent, (iii) commercial paper rated A1 or the equivalent thereof by Standard & Poor's Corporation or P1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within 6 months after the date of acquisition, (iv) tender bonds the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long- term certificates of deposit are rated at least AA or the equivalent thereof by Standard & Poor's Corporation and Aa or the equivalent thereof by Moody's Investors Service, Inc. and/or (v) other short term Investments in accordance with company policy of the Borrower in effect as of the date of this Agreement, a written copy of which has been provided to the Banks, which policy may not be changed without the Required Banks' prior written consent, (B) Investments by the Borrower in a Guarantor or by any Guarantor in another Guarantor, (C) Investments by the Borrower in Foreign Subsidiaries not exceeding at any time an amount which, together with loans and advances to Foreign Subsidiaries permitted by clause (v) of Section 5.07, is equal to 15% of Consolidated Tangible Net Worth at such time; and (D) other Investments not exceeding at any time an amount which, together with the aggregate amounts of loans and advances permitted by clause (vi) of Section 5.07, is equal to 10% of Consolidated Tangible Net Worth at such time.

                 SECTION 5.09. Negative Pledge. Neither the Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

                 (a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $30,000,000;

                 (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

                 (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                 (d) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

                 (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

                 (f) Liens securing Debt owing by any Subsidiary to the Borrower;

                 (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                 (h) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                 (i)      any Lien on Margin Stock; and

                 (j) Liens not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed 10% of Consolidated Tangible Net Worth.

Provided Liens permitted by the foregoing paragraphs (a) through (j) shall at no time secure Debt in an aggregate amount greater than 15% of Consolidated Tangible Net Worth.

                 SECTION 5.10. Maintenance of Existence. The Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained.

                 SECTION 5.11. Dissolution. Neither the Borrower nor any of its Subsidiaries shall suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 5.12, and except for Subsidiaries which are shown on
Schedule 4.08 as being inactive.

                 SECTION 5.12. Consolidations, Mergers and Sales of Assets.
The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business line or segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the corporation surviving such merger and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing, (b) Subsidiaries of the Borrower may merge with one another, and (c) the foregoing limitation on the sale, lease or other transfer of assets and on the discontinuation or elimination of a business line or segment shall not prohibit, during any Fiscal Year, a transfer of assets or the discontinuance or elimination of a business line or segment (in a single transaction or in a series of related transactions) unless the aggregate assets to be so transferred or utilized in a business line or segment to be so discontinued, when combined with all other assets transferred, and all other assets utilized in all other business lines or segments discontinued, during such Fiscal Year constituted more than 10% of Consolidated Tangible Net Worth; provided, however, solely for the Fiscal Year 1996, the sale of the stock of Clark-Schwebel, Inc. shall be excluded from the calculation of assets transfered hereunder with respect to the 10% of Consolidated Tangible Net Worth limitation.

                 SECTION 5.13. Use of Proceeds. No portion of the proceeds of the Loans will be used by the Borrower or any Subsidiary (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, unless such tender offer or other acquisition is to be made on a negotiated basis with the approval of the Board of Directors of the Person to be acquired
(ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

                 SECTION 5.14. Compliance with Laws; Payment of Taxes. (a) The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings. The Borrower will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if requested by the Agent, the Borrower will set up reserves in accordance with GAAP.

                 (b) The Borrower (i) shall not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group to exceed $3,000,000 at any time, and (ii) shall notify the Agent and the Banks in writing, within 90 days after the end of each Fiscal Year, of the aggregate amount of such liability, if it exceeds $1,000,000. For purposes of this Section 5.14(b), the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination.

                 SECTION 5.15. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

                 SECTION 5.16. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Banks.

                 SECTION 5.17. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets reasonably required for the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted.

                 SECTION 5.18. Environmental Notices. The Borrower shall furnish to the Banks and the Agent prompt written notice of all material Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing.

                 SECTION 5.19. Environmental Matters. The Borrower and its Subsidiaries will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance with all applicable Environmental Requirements.

                 SECTION 5.20. Environmental Release. The Borrower agrees that upon the occurrence of a non-permitted Environmental Release at or on any of the Properties it will act immediately to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

                 SECTION 5.21. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary (which Affiliate is not the Borrower or a Wholly Owned Subsidiary), except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are fully disclosed to the Agent and the Banks, and are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.

                 SECTION 5.22. Election to Become Guarantors; Release of Guarantors to be Sold. (a) Any Domestic Subsidiary (whether existing on the Closing Date or acquired or created thereafter) which is not a Guarantor may elect to become a Guarantor at any time by (x) executing and delivering to the Agent a counterpart of the Guaranty and a counterpart of the Contribution Agreement, thereby becoming a party to each of them, (y) delivering to the Agent an opinion of counsel to such Subsidiary substantially in the form of Exhibit B, but limited to such Domestic Subsidiary, and excluding paragraph 2 thereof, and (z) delivering to the Agent documents pertaining to such Domestic Subsidiary reasonably requested by the Agent of the types described in paragraph (f) of Section 3.01.

         (b) In the case of any Guarantor the stock of which is to be sold, such Guarantor may submit to the Agent a request for a release of its obligations under the Guaranty, and such Guarantor shall be entitled to obtain from the Agent a written release from the Guaranty, provided that it can demonstrate to the reasonable satisfaction of the Agent that (A) the provisions of Section 5.12 will not be breached by such sale, (b) all loans to such Guarantor from the Borrower or any other Guarantor have been repaid in full,
(C) the net purchase price to be realized by the seller of such Guarantor for such sale will be not less than 100% of the net book value of such seller's Investment in such Guarantor, and (D) no Event of Default is in existence or will be caused as a result of such sale, and upon obtaining such written release, it shall no longer be a Guarantor for any purpose hereunder or under the Guaranty.


ARTICLE VI

DEFAULTS

                 SECTION 6.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                 (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within 5 Domestic Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within 5 Domestic Business Days after such fee or other amount becomes due; or

                 (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.01(e), 5.02(ii), 5.03 to 5.13, inclusive, Sections 5.16 or 5.21; or

                 (c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Agent at the request of any Bank or (ii) the Borrower otherwise becomes aware of any such failure; or

                 (d) any representation, warranty, certification or statement made by the Borrower in Article IV of this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                 (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding (other than the Notes) when due or within any applicable grace period; or

                 (f) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary (including, without limitation, any required mandatory prepayment or "put" of such Debt to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or commitment or any Person acting on such holders' behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or "put" of such Debt to the Borrower or any Subsidiary); or

                 (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of i ts property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

                 (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                 (i) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing, if the Plan or Plans have unfunded liabilities, calculated on a termination basis, in excess of $3,000,000; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

                 (j) one or more judgments or orders for the payment of money in an aggregate amount in excess of $3,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                 (k) a federal tax lien shall be filed against the Borrower or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower or any Subsidiary under Section 4068 of ERISA and in either case such lien shall remain undischarged for a period of 25 days after the date of filing;


then, and in every such event, the Agent shall if requested by the Required Banks, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (g) or (h) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Banks.

                 SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


ARTICLE VII

THE AGENT

                 SECTION 7.01. Appointment; Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Banks, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or wilful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VII are solely for the benefit of the Agent and the Banks, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Bank.

                 SECTION 7.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks in any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

                 SECTION 7.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Banks. The Agent shall give each Bank prompt notice of each nonpayment of principal of or interest on the Loans whether or not it has received any notice of the occurrence of such nonpayment. The Agent shall (subject to Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

                 SECTION 7.04. Rights of Agent as a Bank. If Wachovia Bank of Georgia, N.A. becomes a Bank hereunder at any time, the following provisions shall apply. With respect to the Loans made by it, in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include Wachovia in its individual capacity. The Agent may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Banks.

                 SECTION 7.05. Indemnification. Each Bank severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Loans outstanding for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

                 SECTION 7.06 Consequential Damages. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY BANK, THE BORROWER OR ANY OTHER PERSON OR ENTITY FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                 SECTION 7.07. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.08(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

                 SECTION 7.08. Nonreliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

                 SECTION 7.09. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 7.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

                 SECTION 7.10. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Borrower and the Agent may be removed at any time with or without cause by the Required Banks. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.


ARTICLE VIII

CHANGE IN CIRCUMSTANCES; COMPENSATION

                 SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

                 (a) the Agent determines that deposits in Dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

                 (b) the Required Banks advise the Agent that the London Interbank Offered Rate, as determined by the Agent, will not adequately and fairly reflect the cost to such Banks of funding the relevant Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make the Euro-Dollar Loans specified in such notice shall be suspended. Unless the Borrower notifies the Agent at least 2 Domestic Business Days before the date of any Borrowing of such Euro-Dollar Loans for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

                 SECTION 8.02. Illegality. If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof (any such agency being referred to as an "Authority" and any such event being referred to as a "Change of

Law"), or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each Euro-Dollar Loan of such Bank, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

                 SECTION 8.03. Increased Cost and Reduced Return. (a) If after the date hereof, a Change of Law or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any Authority:

                 (i) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office); or

                 (ii) shall impose on any Bank (or its Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such

Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                 (b) If any Bank reasonably shall have determined that after the date hereof the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                 (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided it has a reasonable basis for claiming compensation, in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                 (d) The provisions of this Section 8.03 shall be applicable with respect to any Participant, Assignee or other Transferee, and any calculations required by such provisions shall be made based upon the circumstances of such Participant, Assignee or other Transferee.

                 SECTION 8.04. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make or maintain any Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, and the Borrower shall, by at least 5 Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                 (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans, and

                 (b) after each of Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

                 SECTION 8.05. Compensation. Upon the request of any Bank, delivered to the Borrower and the Agent, the Borrower shall pay to such Bank such amount or amounts as shall compensate such Bank for any loss, cost or expense incurred by such Bank as a result of:

                 (a) any payment or prepayment (pursuant to Section 2.07, 2.08, 6.01, 8.02 or otherwise) of a Euro- Dollar Loan on a date other than the last day of an Interest Period for such Loan; or

                 (b) any failure by the Borrower to borrow a Euro-Dollar Loan on the date for the Euro-Dollar Borrowing of which such Euro-Dollar Loan is a part specified in the applicable Notice of Borrowing delivered pursuant to
Section 2.02;

such compensation to include, without limitation, an amount equal to the excess, if any, of (x) the amount of interest which would have accrued on the amount so paid or prepaid or not prepaid or borrowed for the period from the date of such payment, prepayment or failure to prepay or borrow to the last day of the then current Interest Period for such Euro-Dollar Loan (or, in the case of a failure to prepay or borrow, the Interest Period for such Euro-Dollar Loan which would have commenced on the date of such failure to prepay or borrow) at the applicable rate of interest for such Euro- Dollar Loan provided for herein over (y) the amount of interest (as reasonably determined by such Bank) such Bank would have paid on deposits in Dollars of comparable amounts having terms comparable to such period placed with it by leading banks in the London interbank market.

ARTICLE IX

MISCELLANEOUS

                 SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopier or similar writing) and shall be given to such party at its address or telecopier number set forth on the signature pages hereof or such other address or telecopier number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article II or Article VIII shall not be effective until received.

                 SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 SECTION 9.03. Expenses; Documentary Taxes. The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Banks and the Agent, in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment hereof or thereof or any Default or alleged Default hereunder or thereunder and (ii) if a Default occurs, all out-of-pocket expenses incurred by the Agent and the Banks, including fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Agent and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

                 SECTION 9.04. Indemnification. The Borrower shall indemnify the Agent, the Banks and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Bank hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation (including, without limitation, any actions taken by the Agent or any of the Banks to enforce this Agreement or any of the other Loan Documents) or other proceeding (including, without limitation, any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including, without limitation, legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Person to be indemnified.

                 SECTION 9.05. Setoff; Sharing of Setoffs. (a) The Borrower agrees that the Agent and each Bank shall have a lien for all indebtedness and obligations owing to them from the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or any such Bank or otherwise in the possession or control of the Agent or any such Bank for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or any such Bank, whether now existing or hereafter established, hereby authorizing the Agent and each Bank at any time or times with or without prior notice to apply such balances or any part thereof to such of the indebtedness and obligations owing by the Borrower to the Banks and/or the Agent then past due and in such amounts as they may elect, and whether or not the collateral, if any, or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or any such Bank as soon as the same may be put in transit to it by mail or carrier or by other bailee.

                 (b) Each Bank agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of all principal and interest owing with respect to the Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks owing to such other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks owing to such other Banks shall be shared by the Banks pro rata; provided that (i) nothing in this Section shall impair the right of any Bank to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and (ii) if all or any portion of such payment received by the purchasing Bank is thereafter recovered from such purchasing

Bank, such purchase from each other Bank shall be rescinded and such other Bank shall repay to the purchasing Bank the purchase price of such participation to the extent of such recovery together with an amount equal to such other Bank's ratable share (according to the proportion of (x) the amount of such other Bank's required repayment to (y) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

                 SECTION 9.06. Amendments and Waivers. (a) Any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that, no such amendment or waiver shall, unless signed by all Banks, (i) subject any Bank to any additional obligation, (ii) change the principal of or rate of interest on any Loan or any fees (other than fees payable to the Agent) hereunder, (iii) change the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, (iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the aggregate unpaid principal amount of the Notes, or the percentage of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, (vii) release or substitute all or any substantial part of the collateral (if any) held as security for the Loans, or (viii) release any Guarantee given to support payment of the Loans.

                 (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement except through the Agent and the Agent shall be supplied by the Borrower with sufficient information to enable the Banks to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Bank forthwith following the date on which the same shall have been executed and delivered by the requisite percentage of Banks. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Bank (in its capacity as such) as consideration for or as an inducement to the entering into by such Bank of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Banks.

                 SECTION 9.07. No Margin Stock Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

                 SECTION 9.08. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

                 (b) Any Bank may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Bank, any Note held by such Bank or any other interest of such Bank hereunder. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. In no event shall a Bank that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Bank may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) fee is payable hereunder from the rate at which the Participant is entitled to receive interest or fee (as the case may be) in respect of such participation, (v) the release or substitution of all or any substantial part of the collateral (if any) held as security for the Loans, or (vi) the release of any Guarantee given to support payment of the Loans. Each Bank selling a participating interest in any Loan, Note, or other interest under this Agreement shall, within 10 Domestic Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant.
The Borrower agrees that each Participant shall be entitled to the benefits of
Article VIII with respect to its participation in Loans outstanding from time to time.

                 (c) Any Bank may at any time assign to one or more banks or financial institutions (each an "Assignee") all or a proportionate part of all its Loans, in an amount of not less than $5,000,000 or any larger multiple of $1,000,000, and of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment and Acceptance, executed by such Assignee, such transferor Bank and the Agent (and, in the case of an Assignee that is not then a Bank, the Borrower); provided that except during the continuance of a Default, no interest may be sold by a Bank pursuant to this paragraph (c) to any Assignee that is not then a Bank (or an Affiliate of a Bank) without the consent of the Borrower and the Agent, which consent shall not be unreasonably withheld. Upon (A) execution of the Assignment and Acceptance by such transferor Bank, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of an executed copy of the Assignment and Acceptance to the Borrower and the Agent, (C) payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, and (D) payment of a processing and recordation fee of $2,000 to the Agent, such Assignee shall for all purposes be a Bank party to this Agreement and shall have all the rights and obligations of a Bank under this Agreement to the same extent as if it were an original party hereto with Loans as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Banks or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new
Note is issued to such Assignee.

                 (d) Subject to the provisions of Section 9.09, the Borrower authorizes each Bank to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Borrower which has been delivered to such Bank by the Borrower pursuant to this Agreement or which has been delivered to such Bank by the Borrower in connection with such Bank's credit evaluation prior to entering into this Agreement.

                 (e) No Transferee shall be entitled to receive any greater payment under Section 8.03 than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                 (g) Anything in this Section 9.08 to the contrary notwithstanding, any Bank may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Bank in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Bank from its obligations hereunder.

                 SECTION 9.09. Confidentiality. Each Bank agrees to exercise commercially reasonable efforts to keep any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information, confidential from anyone other than persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank,
(ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Bank or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder,
(vii) to such Bank's legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this Section 9.09; provided that should disclosure of any such confidential information be required by virtue of clause (ii) of the immediately preceding sentence, any relevant Bank shall promptly notify the Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that, no Bank shall be required to delay compliance with any directive to disclose any such information so as to allow the Borrower to effect any such action.

                 SECTION 9.10. Representation by Banks. Each Bank hereby represents that it is a commercial lender or financial institution which makes Loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided that, subject to Section 9.08, the disposition of the Note or Notes held by that Bank shall at all times be within its exclusive control.

                 SECTION 9.11. Obligations Several. The obligations of each Bank hereunder are several, and no Bank shall be responsible for the obligations or commitment of any other Bank hereunder. Nothing contained in this Agreement and no action taken by the Banks pursuant hereto shall be deemed to constitute the Banks to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

                 SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia.

                 SECTION 9.13. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

                 SECTION 9.14. Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, "Interest") exceed the highest rate of interest allowed by applicable law (the "Maximum Rate"), and in the event any such payment is inadvertently received by any Bank, then the excess sum (the "Excess") shall be credited as a payment of principal, unless the Borrower shall notify such Bank in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Banks not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law. The right to accelerate maturity of any of the Loans does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Agent and the Banks do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Agent or the Banks hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, the Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent or any Bank, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent or any Bank, all interest at any time contracted for, charged or received from the Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Term Loans. The Borrower, the Agent and each Bank shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by the Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by the Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

                 SECTION 9.15. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

                 SECTION 9.16. Waiver of Jury Trial; Consent to Jurisdiction. The Borrower (a) and each of the Banks and the Agent irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, (b) submits to the nonexclusive personal jurisdiction in the State of Georgia, the courts thereof and the United States District Courts sitting therein, for the enforcement of this Agreement, the Notes and the other Loan Documents, (c) waives any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of Georgia for the purpose of litigation to enforce this Agreement, the Notes or the other Loan Documents, and (d) agrees that service of process may be made upon it in the manner prescribed in Section 9.01 for the giving of notice to the Borrower. Nothing herein contained, however, shall prevent the Agent from bringing any action or exercising any rights against any security and against the Borrower personally, and against any assets of the Borrower, within any other state or jurisdiction.

                 SECTION 9.17. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 SECTION 9.18. Source of Funds -- ERISA. Each of the Banks hereby severally (and not jointly) represents to the Borrower that no part of the funds to be used by such Bank to fund the Loans hereunder from time to time constitutes (i) assets allocated to any separate account maintained by such Bank in which any employee benefit plan (or its related trust) has any interest nor (ii) any other assets of any employee benefit plan. As used in this Section, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal, by their respective authorized officers as of the day and year first above written.


                                   SPRINGS INDUSTRIES, INC.(SEAL)


                                   By:      /s/James F. Zahrn
                                       -----------------------------
                                   Title:  Senior Vice President-
                                           Chief Financial Officer

                                   Springs Industries, Inc.
                                   205 North White Street
                                   Fort Mill, South Carolina 29715
                                   Attention: Chief Financial Officer
                                   Telecopier number: 803-547-3707
                                   Confirmation number: 803-547-3774

COMMITMENTS:
-----------

$50,000,000
                                   WACHOVIA BANK OF GEORGIA, N.A.,
                                   for itself and as Agent       (SEAL)


                                   By:    /s/Mark D. Abrahm
                                       -----------------------------------
                                   Title:  Vice President

                                   Lending Office
                                   --------------
                                   Wachovia Bank of Georgia, N.A.
                                   191 Peachtree Street, N.E.
                                   Atlanta, Georgia 30303-1757
                                   Attention: Syndications Group
                                   Telecopier number: 404-332-4005
                                   Confirmation number: 404-332-6454

                                   With a copy to:

                                   Wachovia Bank of North
                                   Carolina, N.A.
                                   400 South Tryon Street
                                   Charlotte, North Carolina 28202
                                   Mail Code 21319--31st Floor
                                   Attention: Sarah T. Warren
                                   Telecopier number: 704-378-5035
                                   Confirmation number: 704-378-5185

$25,000,000
                                   NATIONSBANK, N.A.,
                                   as a Bank       (SEAL)


                                   By:   /s/David H. Dinkins
                                       ------------------------------
                                   Title: Vice President

                                   Lending Office
                                   --------------
                                   NationsBank Corporate Center
                                   100 North Tryon Street
                                   NC1-007-08-11
                                   Charlotte, North Carolina 28255
                                   Attention: David H. Dinkins
                                   Telecopier number: 704-386-1270
                                   Confirmation number: 704-386-2951

$25,000,000
                                   SUNTRUST BANK, ATLANTA,
                                   as a Bank       (SEAL)


                                   By:    /s/Marcella H. Howard
                                       -------------------------
                                   Title: Banking Officer


                                   By:   /s/Jarrette A. White
                                       -------------------------
                                   Title:  Group Vice President

                                   Lending Office
                                   --------------
                                   25 Park Place, 26th Floor
                                   Atlanta, Georgia 30303
                                   Attention: Marcella Howard
                                   Telecopier number: 404-658-4905
                                   Confirmation number: 404-230-1080